FIRST BANCSHARES, INC. ANNOUNCES INCREASE IN FIRST QUARTER NET INCOME FOR FISCAL YEAR 2005

Mountain Grove, Missouri (October 14, 2004) –Charles W. Schumacher, President and Chairman of the Board of First Bancshares, Inc. (NASDAQ - FstBksh : FBSI) and its subsidiary, First Home Savings Bank, announced there will be a significant increase in net income for the first quarter of fiscal year 2005.

First Home Savings Bank recorded income of approximately $800,000 from bank-owned life insurance proceeds during the quarter ended September 30, 2004.  The proceeds are due to the death of an insured covered under policies purchased in June 2003.  There will be no tax effect on the income as life insurance proceeds are not taxable according the current regulations.  Due to the nature of this type of transaction, similar gains will not repeat on a recurring basis.

Forward-looking statements

The discussions in this press release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those in the future tense or which use terms such as "believe," "expect," and "anticipate." Actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. In addition, the Company's filings with the Securities and Exchange Commission discuss a number of other factors which may affect its future operations. These factors include changing interest rates, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience, general economic and political developments, and other factors discussed in those filings. The statements made herein are only made as of the date of this press release and the Company undertakes no obligations to publicly update such statements to reflect subsequent events or circumstances.